EXHIBIT 99.2

REQUEST FOR WAIVER

NATIONWIDE HEALTH PROPERTIES, INC.

Dividend Reinvestment and Stock Purchase Plan

TO:	Chief Financial Officer

Nationwide Health Properties, Inc.

610 Newport Center Drive, Suite 1150

Newport Beach, California 92660-6429

Telephone: (949) 718-4400

Fax Number: (949) 759-6887

This form is to be used only by Participants in the Nationwide Health Properties, Inc. (the “Company”) Dividend Reinvestment and Stock Purchase Plan who are requesting authorization from the Company to make an optional cash payment under the Plan in excess of the maximum limit of $10,000 during any calendar month. A new form must be completed each time the Participant wishes to make an optional cash payment in excess of the $10,000 monthly maximum limit. The Participant submitting this form hereby certifies that (i) the information contained herein is true and correct as of the date of this form; (ii) the Participant has received a current copy of the Prospectus relating to the Plan; and (iii) the Participant shall submit a copy of this Request for Waiver (approved by the Company) to The Bank of New York at the same time an Enrollment Form and the optional cash payment are submitted by the Participant. The Participant further certifies that (i) it is not purchasing shares pursuant to this Request for Waiver to engage in arbitrage activities; (ii) it has not sold and will not sell shares of the Company’s common stock (including short sales) during the 10 trading day period prior to the date shares will be issued to it pursuant to this Request for Waiver; and (iii) it is not engaging in an unlawful distribution of the Company’s common stock or engaging in underwriting activities as defined under applicable United States federal law or the laws of any state.

Participant’s Signature	Print name as it appears on share certificate

Participant’s Signature	Print name as it appears on share certificate

Date	Social Security Number(s)

Address	City State Zip

Optional Cash Payment Amount	Payment must be made by wire transfer to: [INSERT WIRE INSTRUCTIONS]

ACCEPTED BY NATIONWIDE HEALTH PROPERTIES, INC.:

Name:

Title: